InnerWorkings Announces Record First Quarter 2011 Results

Quarterly Revenue Reflects 29% Year-Over-Year Growth; Company Raises Revenue Guidance

CHICAGO, IL May 5, 2011 — InnerWorkings, Inc. (NASDAQ: INWK), a leading global provider of managed print and promotional solutions, today reported results for the three months ended March 31, 2011.

Quarterly Highlights:

•	Record revenue generated during the first quarter was $145.2 million, an increase of 29% compared with the first quarter of 2010.

•	Adjusted EBITDA was $7.3 million, an increase of 33% compared to $5.5 million in the year-earlier period. Please refer to the non-GAAP reconciliation table below for more information.

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Net income was $2.8 million, an increase of 29% compared to $2.2 million in the year-earlier period. Earnings were $0.06 per diluted share compared to $0.05 per diluted share in the first quarter of 2010. Both earnings per share figures include $0.01 per diluted share from the sale of Echo Global Logistics stock.

•	Year-over-year enterprise revenue growth of 35% and transactional revenue growth of 14%. Revenue from new enterprise accounts was $15.1 million in the first quarter.

•	Cash flow generated from operations was $7.1 million compared to $4.2 million in the first quarter of 2010.

"Our relentless day-to-day focus on strategic execution drove strong growth in the quarter,” said Eric D. Belcher, Chief Executive Officer of InnerWorkings. “We generated record revenue for the second consecutive quarter as the Company continues to leverage its technology platform to exploit the vast opportunities that are easily accessible to us in today’s print marketplace. InnerWorkings is progressing rapidly toward our goal of becoming the pre-eminent global print management provider.”

Additional first quarter 2011 financial and operational highlights include the following:

•	76% of the Company's revenue was generated from sales to enterprise clients, with the remaining 24% derived from transactional clients.

•	As of March 31, 2011, the Company had an outstanding balance of $47.9 million on its $100 million bank credit facility and retained cash and short-term investments of $10.4 million.

"Our momentum in the first quarter is setting the tone for 2011,” said Joseph M. Busky, Chief Financial Officer of InnerWorkings. “We are confident in our ability to generate strong performance, both in terms of revenue and improving operating margins, while investing in strategic initiatives across the business to ensure that InnerWorkings remains a high-growth company for the foreseeable future."

Outlook

The Company is raising its 2011 revenue guidance to $590 million to $620 million from $580 million to $610 million. 2011 earnings per share guidance remains in its previously announced range of $0.29 to $0.32.

Conference Call

A conference call will be broadcast live on Thursday, May 5, 2011, at 4:30 p.m. Central Time (5:30 p.m. Eastern Time). The live webcast discussion, which will include a Q&A session, will be hosted by Eric D. Belcher, Chief Executive Officer, and Joseph M. Busky, Chief Financial Officer.

To access the conference call by telephone, interested parties may dial (877) 771-7024. Interested parties are also invited to listen to the live webcast by visiting the Investor "Events & Presentations" section of InnerWorkings' website at investor.inwk.com/events.cfm. A replay of the webcast will be available later that day in the same section of the website.

About InnerWorkings

InnerWorkings, Inc. (Nasdaq: INWK) is a leading global provider of managed print and promotional solutions to corporate clients across a wide range of industries. With proprietary technology, an extensive supplier network and deep domain expertise, the Company procures, manages and delivers printed materials and promotional products as part of a comprehensive outsourced enterprise solution. The Company also owns and operates the online business printing site, Inkchaser.com. InnerWorkings is based in Chicago, Illinois, with 35 offices in North America, South America and Europe.

For more information visit: www.inwk.com.

Non-GAAP Financial Measures

This press release includes the following financial measure defined as a "non-GAAP financial measure" by the Securities and Exchange Commission: adjusted EBITDA. This measure may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles. For a reconciliation of this non-GAAP financial measure to the nearest comparable GAAP measure, see "Reconciliation of Adjusted EBITDA" included in this press release.

Forward-Looking Statements

This release contains statements relating to future results. These statements are forward-looking statements under the federal securities laws. We can give no assurance that any future results discussed in these statements will be achieved. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. These statements are subject to a variety of risks and uncertainties that could cause our actual results to differ materially from the statements contained in this release. For a discussion of important factors that could affect our actual results, please refer to our SEC filings, including the "Risk Factors" section of our most recently filed Form 10-K.

(inwk-e)

Consolidated Balance Sheet Data

	December 31,	March 31,
	2010	2011
		(unaudited)
Cash and cash equivalents	$5,259,272	$6,886,626
Short-term investments	4,284,614	3,549,892
Accounts receivable, net of allowance for doubtful accounts	85,654,403	108,179,728
Unbilled revenue	24,626,558	26,275,136
Inventories	9,674,961	10,613,325
Prepaid expenses	9,836,486	13,014,195
Other current assets	7,139,680	13,014,026
Total long-term assets	133,448,806	156,457,116
Total assets	$279,924,780	$337,990,044

Accounts payable-trade	$55,604,566	$87,996,336
Other current liabilities	13,333,629	24,573,008
Revolving credit facility	47,400,000	47,900,000
Other long-term liabilities	3,402,486	13,820,230
Total stockholders' equity	160,184,099	163,700,470
Total liabilities and stockholders' equity	$279,924,780	$337,990,044

Consolidated Statements of Income (Unaudited)
	Three Months Ended March 31,
	2010	2011
Revenue	$112,212,546	$145,180,692
Cost of goods sold	85,280,016	111,852,782
Gross profit	26,932,530	33,327,910
Operating expenses:
Selling, general, and administrative expenses	22,004,424	26,990,237
Depreciation and amortization	2,117,625	2,422,045
Income from operations	2,810,481	3,915,628
Total other income	525,099	386,628
Income before taxes	3,335,580	4,302,256
Income tax expense	1,167,453	1,511,904
Net income	$2,168,127	$2,790,352

Basic earnings per share	$0.05	$0.06
Diluted earnings per share	$0.05	$0.06

Weighted average shares outstanding, basic	45,652,208	46,128,025
Weighted average shares outstanding, diluted	47,406,736	48,339,024

Cash Flow Data (Unaudited)

	Three Months Ended March 31,
	2010	2011
Net cash provided by operating activities	4,213,913	7,050,787
Net cash provided by (used in) investing activities	190,762	(6,070,325)
Net cash provided by financing activities	75,827	519,668
Effect of exchange rate changes on cash and cash equivalents	(15,434)	127,224
Increase in cash and cash equivalents	4,465,068	1,627,354
Cash and cash equivalents, beginning of period	2,903,906	5,259,272
Cash and cash equivalents, end of period	$7,368,974	$6,886,626

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
	2010	2011

Operating Income	$2,810,481	$3,915,628
Depreciation and amortization	2,117,625	2,422,045
Stock based compensation	561,018	941,362
Adjusted EBITDA	$5,489,124	$7,279,035

CONTACT:
Scott Kozak
InnerWorkings, Inc.
(312) 642-3700
skozak@inwk.com

SOURCE: InnerWorkings, Inc.